Exhibit 99.1

NEWS RELEASE

IMMEDIATE RELEASE

December 17, 2012

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS AGREES TO SELL FLORIDA SHOPPERS

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS), a worldwide direct and targeted marketing company, today announced that it has entered into a definitive agreement to sell the assets of its Florida Shoppers operations, The Flyer®, to Coda Media Corp. for gross proceeds of approximately $2 million in the form of a secured promissory note, subject to working capital adjustments.  The transaction is expected to close on or before December 31, 2012 upon satisfaction of customary closing conditions.

Harte-Hanks anticipates the transaction will result in a one-time after-tax loss of approximately $1.0 million.  Harte-Hanks intends to use the proceeds from the transaction for general corporate purposes.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level through its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into more than 950 separate editions and reach 11.2 million addresses each week in California and Florida.

Cautionary Note Regarding Forward-Looking Statements:

This press release includes forward-looking statements regarding the proposed sale of our Florida Shoppers division, including statements related to product and service offerings and businesses of Harte-Hanks and Coda Media and the expected impact of the transaction on our financial results for 2012. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Harte-Hanks and Coda Media that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, that the transaction will not close or that the closing may be delayed, and our expectations for the use of the net proceeds from the transaction. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or our financial condition.

Certain additional risk factors are set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 under “Item 1A. Risk Factors”.  We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.